UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 8, 2008 athenahealth, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33689	04-3387530
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

311 Arsenal Street, Watertown, MA	02472
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 617-402-1000

_______________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02      Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

As previously announced, effective January 1, 2008, Todd Park was elected to the Board of Directors and transitioned from his role as Executive Vice President and Chief Development Officer to that of a newly established position called Chief Athenista.  In this capacity, Mr. Park focused on long-term strategy for the Company and no longer had responsibility for day-to-day management affairs.  In light of his new role, Mr. Park was no longer deemed to be an "executive officer" of the Company, effective January 1, 2008.  In connection with his transition to Chief Athenista, Mr. Park continued to draw a salary and serve as an employee of the Company.

On August 8, 2008, Mr. Park informed the Company that he will formally retire from employment with the Company, effective August 31, 2008, at which point he will also retire from service as Chief Athenista.  Mr. Park will continue to serve as a member of the Company’s Board of Directors and in such capacity as a strategic advisor to the Board and senior management.  In connection with his retirement from employment, and in accordance with his option agreements which would otherwise expire in accordance with their terms, Mr. Park has informed the Company of his intention to exercise his outstanding vested stock options and to sell at least a portion of these option shares in connection with such exercise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

athenahealth, Inc. (Registrant)

August 13, 2008 (Date)	/s/ CARL B. BYERS Carl B. Byers CFO